                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                            (Amendment No.___4____)*

                               EPIX MEDICAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    26881Q101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              / / Rule 13d-1(b)

              / / Rule 13d-1(c)

             /X/  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 19 Pages

---------------------------                     -------------------------------
CUSIP NO. 26881Q101               13 G                  Page 2 of 19 Pages
---------------------------                     -------------------------------

-------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             BESSEMER VENTURE PARTNERS III L.P. ("BVP III")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number: 11-3197697
-------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                       (a) /X/     (b) / /
-------------------------------------------------------------------------------

3            SEC USE ONLY
-------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
-------------------------------------------------------------------------------

     NUMBER OF       5        SOLE VOTING POWER
      SHARES                  1,398,355 shares, except that Deer III & Co., LLC
   BENEFICIALLY               ("Deer III"), the general partner of BVP III, and
  OWNED BY EACH               William T. Burgin ("Burgin"), Robert H. Buescher
    REPORTING                 ("Buescher"), David J. Cowan ("Cowan"), G. Felda
     PERSON                   Hardymon ("Hardymon") and Christopher F.O.
      WITH                    Gabrieli ("Gabrieli"), the managers of Deer III,
                              may be deemed to have shared power to vote these
                              shares.
                     ----------------------------------------------------------

                     6        SHARED VOTING POWER
                              See response to row 5.
                     ----------------------------------------------------------

                     7        SOLE DISPOSITIVE POWER
                              1,398,355 shares, except that Deer III,
                              Brownstein, Burgin, Buescher, Cowan, Hardymon and
                              Gabrieli, the managers of Deer III, may be
                              deemed to have shared power to dispose of these
                              shares.
                     ----------------------------------------------------------

                     8        SHARED DISPOSITIVE POWER
                              See response to row 7.
-------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                             1,398,355
-------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                 / /
-------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       9.85%
-------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON                                  PN
-------------------------------------------------------------------------------

---------------------------                     -------------------------------
CUSIP NO. 26881Q101               13 G                  Page 3 of 19 Pages
---------------------------                     -------------------------------

-------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             DEER III & CO. LLC ("DEER III")

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number: 11-3197696
-------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a) /X/    (b) / /
-------------------------------------------------------------------------------

3            SEC USE ONLY
-------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
-------------------------------------------------------------------------------

    NUMBER OF        5     SOLE VOTING POWER
     SHARES                1,456,952 shares, except that Burgin, Buescher,
  BENEFICIALLY             Cowan, Hardymon, Gabrieli, the managers of Deer III,
  OWNED BY EACH            may be deemed to have shared power to vote
    REPORTING              these shares.
     PERSON
      WITH
                     ----------------------------------------------------------

                     6     SHARED VOTING POWER
                           See response to row 5.
                     ----------------------------------------------------------

                     7     SOLE DISPOSITIVE POWER
                           1,456,952 shares, except that Burgin, Buescher,
                           Cowan, Hardymon, Gabrieli, the managers of Deer
                           III, may be deemed to have shared power to dispose
                           of these shares.
                     ----------------------------------------------------------

                     8     SHARED DISPOSITIVE POWER
                           See response to row 7.
-------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                     1,456,952
-------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                   / /
-------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          10.26%
-------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON                                 PN
-------------------------------------------------------------------------------

---------------------------                     -------------------------------
CUSIP NO. 26881Q101               13 G                  Page 4 of 19 Pages
---------------------------                     -------------------------------

-------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             NEILL H. BROWNSTEIN

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
-------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) /X/   (b) / /
-------------------------------------------------------------------------------

3            SEC USE ONLY
-------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S.A.
-------------------------------------------------------------------------------

    NUMBER OF
      SHARES         5     SOLE VOTING POWER
   BENEFICIALLY            6,331 shares.
  OWNED BY EACH      ----------------------------------------------------------
    REPORTING        6     SHARED VOTING POWER
     PERSON                0 shares.
     WITH            ----------------------------------------------------------
                     7     SOLE DISPOSITIVE POWER
                           6,331 shares.
                     ----------------------------------------------------------

                     8     SHARED DISPOSITIVE POWER
                           0 shares.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                 6,331
-------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                              / /
-------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    0.04%
-------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             IN
-------------------------------------------------------------------------------

---------------------------                     -------------------------------
CUSIP NO. 26881Q101               13 G                  Page 5 of 19 Pages
---------------------------                     -------------------------------

-------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             ROBERT H. BUESCHER

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
-------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) /X/        (b)/ /
-------------------------------------------------------------------------------
3            SEC USE ONLY
-------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S.A.
-------------------------------------------------------------------------------

       NUMBER OF
        SHARES                5     SOLE VOTING POWER
     BENEFICIALLY                   3,444 shares.
    OWNED BY EACH             -------------------------------------------------
      REPORTING               6     SHARED VOTING POWER
       PERSON                       1,456,952 shares, as Buescher is a manager
        WITH                        of Deer III and may be deemed to have shared
                                    power to vote these shares.

                              -------------------------------------------------
                              7     SOLE DISPOSITIVE POWER
                                    3,444 shares.
                              -------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    1,456,952 shares, as Buescher is a manager
                                    of Deer III and may be deemed to have
                                    shared power to dispose of these shares.
-------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                             1,460,396
-------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                             / /
-------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    10.28 %
-------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             IN
-------------------------------------------------------------------------------

---------------------------                     -------------------------------
CUSIP NO. 26881Q101               13 G                  Page 6 of 19 Pages
---------------------------                     -------------------------------

-------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             WILLIAM T. BURGIN

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
-------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a) /X/    (b) / /
-------------------------------------------------------------------------------
3            SEC USE ONLY
-------------------------------------------------------------------------------

            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S.A.
-------------------------------------------------------------------------------

     NUMBER OF       5        SOLE VOTING POWER
      SHARES                  0 shares.
   BENEFICIALLY      ----------------------------------------------------------
  OWNED BY EACH      6        SHARED VOTING POWER
    REPORTING                 1,456,952 shares, as Burgin is a manager of Deer
     PERSON                   III and may be deemed to have shared power to
      WITH                    vote these shares.
                     ----------------------------------------------------------
                     7        SOLE DISPOSITIVE POWER
                              0 shares.
                     ----------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER
                              1,456,952 shares, as Burgin is a manager of Deer
                              III and may be deemed to have shared power to
                              dispose of these shares.
-------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                   1,456,952
-------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                           / /
-------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   10.26%
-------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             IN
-------------------------------------------------------------------------------

---------------------------                     -------------------------------
CUSIP NO. 26881Q101               13 G                  Page 7 of 19 Pages
---------------------------                     -------------------------------

-------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             G. FELDA HARDYMON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
-------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) /X/    (b) / /
-------------------------------------------------------------------------------
3            SEC USE ONLY
-------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S.A.
-------------------------------------------------------------------------------

    NUMBER OF
      SHARES        5         SOLE VOTING POWER
   BENEFICIALLY               0 shares.
  OWNED BY EACH     -----------------------------------------------------------
    REPORTING       6         SHARED VOTING POWER
     PERSON                   1,456,952 shares, as Hardymon is a manager of
      WITH                    Deer III and may be deemed to have shared
                              power to vote these shares.
                    -----------------------------------------------------------
                    7         SOLE DISPOSITIVE POWER
                              0 shares.
                    -----------------------------------------------------------
                    8         SHARED DISPOSITIVE POWER
                              1,456,952 shares, as Hardymon is a manager of
                              Deer III and may be deemed to have shared power
                              to dispose of these shares.
-------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                     1,456,952
-------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                              / /
-------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   10.26%
-------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             IN
-------------------------------------------------------------------------------

---------------------------                     -------------------------------
CUSIP NO. 26881Q101               13 G                  Page 8 of 19 Pages
---------------------------                     -------------------------------

-------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      CHRISTOPHER F. O. GABRIELI

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
-------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) /X/    (b) / /
-------------------------------------------------------------------------------
3            SEC USE ONLY
-------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S.A.
-------------------------------------------------------------------------------

     NUMBER OF
      SHARES         5        SOLE VOTING POWER
   BENEFICIALLY               0 shares.
  OWNED BY EACH      ----------------------------------------------------------
    REPORTING        6        SHARED VOTING POWER
     PERSON                   1,456,952 shares, as Gabrieli is a manager of Deer
      WITH                    III and may be deemed to have shared power to
                              vote these shares.
                     ----------------------------------------------------------
                     7        SOLE DISPOSITIVE POWER
                              0 shares.
                     ----------------------------------------------------------
                     8        SHARED DISPOSITIVE POWER
                              1,456,952 shares, as Gabrieli is a manager of
                              Deer III and may be deemed to have shared power to
                              dispose of these shares.
-------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                   1,456,952
-------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                / /
-------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   10.26%
-------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             IN
-------------------------------------------------------------------------------

---------------------------                     -------------------------------
CUSIP NO. 26881Q101               13 G                  Page 9 of 19 Pages
---------------------------                     -------------------------------

-------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      DAVID J. COWAN

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
-------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) /X/    (b) / /
-------------------------------------------------------------------------------
3            SEC USE ONLY
-------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S.A.
-------------------------------------------------------------------------------

    NUMBER OF       5         SOLE VOTING POWER
     SHARES                   5,248 shares.
  BENEFICIALLY      -----------------------------------------------------------
 OWNED BY EACH      6         SHARED VOTING POWER
   REPORTING                  1,456,952 shares, as Cowan is a manager of Deer
    PERSON                    III and may be deemed to have shared power to
     WITH                     vote these shares.
                    -----------------------------------------------------------
                    7         SOLE DISPOSITIVE POWER
                              5,248 shares.
                    -----------------------------------------------------------
                    8         SHARED DISPOSITIVE POWER
                              1,456,952 shares, as Cowan is a manager of Deer
                              III and may be deemed to have shared power to
                              dispose of these shares.
-------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                   1,456,952
-------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                               / /
-------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                 10.30%
-------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             IN
-------------------------------------------------------------------------------

---------------------------                     -------------------------------
CUSIP NO. 26881Q101               13 G                  Page 10 of 19 Pages
---------------------------                     -------------------------------

-------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      MICHAEL I. BARACH

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
-------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) /X/    (b) / /
-------------------------------------------------------------------------------
3            SEC USE ONLY
-------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S.A.
-------------------------------------------------------------------------------


     NUMBER OF      5        SOLE VOTING POWER
      SHARES                 1,707 shares.
   BENEFICIALLY     -----------------------------------------------------------
   OWNED BY EACH    6        SHARED VOTING POWER
     REPORTING               0 shares.
      PERSON        -----------------------------------------------------------
       WITH         7        SOLE DISPOSITIVE POWER
                             1,707 shares.
                    -----------------------------------------------------------
                    8        SHARED DISPOSITIVE POWER
                             0 shares.
-------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                         1,707
-------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                      / /
-------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      0.01%
-------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             IN
-------------------------------------------------------------------------------

---------------------------                     -------------------------------
CUSIP NO. 26881Q101               13 G                  Page 11 of 19 Pages
---------------------------                     -------------------------------

-------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON      ROBI L. SONI

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tax ID Number:
-------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) /X/    (b) / /
-------------------------------------------------------------------------------
3            SEC USE ONLY
-------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S.A.
-------------------------------------------------------------------------------

   NUMBER OF        5         SOLE VOTING POWER
     SHARES                   0 shares.
  BENEFICIALLY      -----------------------------------------------------------
 OWNED BY EACH      6         SHARED VOTING POWER
   REPORTING                  0 shares.
     PERSON         -----------------------------------------------------------
      WITH          7         SOLE DISPOSITIVE POWER
                              0 shares.
                    -----------------------------------------------------------
                    8         SHARED DISPOSITIVE POWER
                              0 shares.
-------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                     0 shares.
-------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                / /
-------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.00%
-------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             IN
-------------------------------------------------------------------------------

---------------------------                     -------------------------------
CUSIP NO. 26881Q101               13 G                  Page 12 of 19 Pages
---------------------------                     -------------------------------

ITEM 1(a).  NAME OF ISSUER:

            EPIX Medical, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            71 Rogers Street

            Cambridge, MA 02142

ITEM 2.

         (a), (b) and (c) Name of Person Filing, Address of Principal Business Office and Citizenship:

         This statement is filed by Bessemer Venture Partners III L.P. ("BVP III"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590.

         This statement is also filed (i) by Deer III & Co. LLC, a Delaware limited liability company ("Deer III") the general partner of BVP III, (ii) by Robert H. Buescher, William T. Burgin, G. Felda Hardymon, Christopher F.O. Gabrieli, David J. Cowan, who are all United States citizens and managers of Deer III, and (iii) by Neill Brownstein*, Michael I. Barach**, and Robi L. Soni, who are all United States Citizens and members of Deer III. Deer III has its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590. Mr. Brownstein's and Mr. Cowan's principal business address is 535 Middlefield Road, Suite 245, Menlo Park, CA, 94025. Mr. Buescher's principal business address is the Westbury address. The principal business address for the other members is 83 Walnut Street, Wellesley Hills, Massachusetts 02181-2101.

* As of January 1, 1995 Mr. Brownstein became a special member of Deer III & Co. LLC with no power to participate in the management of its affairs.

** As of August 1, 1996, Mr. Barach became a special member of Deer III & Co. LLC with no power to participate in the management of its affairs.

This Schedule 13G shall not be construed as an admission that any Filing Person is, either for purposes of Section 13(d) or 13(g) of the Act or for other purposes, the beneficial owner of any Common Stock disclosed in this Schedule 13G.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2(e).  CUSIP NUMBER:

            26881Q101

---------------------------                     -------------------------------
CUSIP NO. 26881Q101               13 G                  Page 13 of 19 Pages
---------------------------                     -------------------------------

ITEM 3.  NOT APPLICABLE

ITEM 4.  OWNERSHIP:

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2001:

                (a) AMOUNT BENEFICIALLY OWNED:

                See Row 9 of cover page for each Reporting Person.

                (b) PERCENT OF CLASS:

                See Row 11 of cover page for each Reporting Person.

                (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                    (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                    See Row 5 of cover page for each Reporting Person.

                    (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                    See Row 6 of cover page for each Reporting Person.

                    (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                    See Row 7 of cover page for each Reporting Person.

                    (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                          OF:

                    See Row 8 of cover page for each Reporting Person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

         As of the date hereof, Neill H. Brownstein, Michael I. Barach and Robi
         L. Soni each have ceased to be the beneficial owner of more than five percent of the class of securities.

---------------------------                     -------------------------------
CUSIP NO. 26881Q101               13 G                  Page 14 of 19 Pages
---------------------------                     -------------------------------

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          This Schedule 13G is being filed jointly pursuant to Rule 13d-1(k). As a result of the relationship among the Filing Persons described herein, some or all of the Filing Persons may be deemed to comprise a group within the meaning of Section 13 and the Rules promulgated thereunder. However, the Filing Persons deny such group status.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not applicable

ITEM 10.  CERTIFICATION:

          Not applicable

                        MATERIAL TO BE FILED AS EXHIBITS

      Exhibit A - Agreement of Joint Filing dated as of February 14, 2002.

         Exhibit B - Statement Appointing Designated Filer and Authorized Signatory dated as of February 14, 2002 (incorporated by reference from Exhibit B to the 13(g) relating to the common stock of the Telocity Delaware, Inc. filed by the undersigned with the Securities and Exchange Commission on February 14,
2002).

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2002

                              BESSEMER VENTURE PARTNERS III L.P.

                              By: Deer III & Co. LLC, General Partner

                              By: /s/ J. Edmund Colloton
                                  ---------------------------------------------
                                  J. Edmund Colloton
                                  Authorized Officer

                              DEER III & Co. LLC

                              By: /s/ J. Edmund Colloton
                                  ---------------------------------------------
                                  J. Edmund Colloton
                                  Authorized Officer

                              NEILL H. BROWNSTEIN

                              By:    *
                                  ---------------------------------------------
                                  J. Edmund Colloton
                                  Attorney-in-Fact

                              WILLIAM T. BURGIN

                              By:    *
                                  ---------------------------------------------
                                  J. Edmund Colloton
                                  Attorney-in-Fact

                              G. FELDA HARDYMON

                              By:    *
                                  ---------------------------------------------
                                  J. Edmund Colloton
                                  Attorney-in-Fact

                              CHRISTOPHER F. O. GABRIELI

                              By:    *
                                  ---------------------------------------------
                                  J. Edmund Colloton
                                  Attorney-in-Fact

                              MICHAEL I. BARACH

                              By:    *
                                  ---------------------------------------------
                                  J. Edmund Colloton
                                  Attorney-in-Fact

                              ROBI L. SONI

                              By:    *
                                  ---------------------------------------------
                                  J. Edmund Colloton
                                  Attorney-in-Fact

                              DAVID J. COWAN

                              By:    *
                                  ---------------------------------------------
                                  J. Edmund Colloton
                                  Attorney-in-Fact

                              ROBERT H. BUESCHER

                              By:    *
                                  ---------------------------------------------
                                  J. Edmund Colloton
                                  Attorney-in-Fact

                                  EXHIBIT INDEX

                                                                                             FOUND ON
                                                                                           SEQUENTIALLY
EXHIBIT                                                                                    NUMBERED PAGE
Exhibit A:  Agreement of Joint Filing                                                           18
Exhibit B:  Statement Appointing Designated Filer and Authorized Signatories dated as of February 14, 2002 (incorporated by reference from Exhibit B to the 13(g) relating to the common stock of the Telocity Delaware,
            Inc. filed by the undersigned with the Securities and Exchange
            Commission on February 14, 2002).

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of EPIX Medical, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

         This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Date: February 14, 2002

                              BESSEMER VENTURE PARTNERS III L.P.

                              By: Deer III & Co. LLC, General Partner

                              By: /s/ J. Edmund Colloton
                                  ---------------------------------------------
                                  J. Edmund Colloton
                                  Authorized Officer

                              DEER III & Co. LLC

                              By: /s/ J. Edmund COLLOTON
                                  ---------------------------------------------
                                  J. Edmund Colloton
                                  Authorized Officer

                              NEILL H. BROWNSTEIN

                              By:       *
                                  ---------------------------------------------
                                  J. Edmund Colloton
                                  Attorney-in-Fact

                              WILLIAM T. BURGIN

                              By:       *
                                  ---------------------------------------------
                                  J. Edmund Colloton
                                  Attorney-in-Fact

                              G. FELDA HARDYMON

                              By:       *
                                  ---------------------------------------------
                                  J. Edmund Colloton
                                  Attorney-in-Fact

                              CHRISTOPHER F. O. GABRIELI

                              By:       *
                                  ---------------------------------------------
                                  J. Edmund Colloton
                                  Attorney-in-Fact

                              MICHAEL I. BARACH

                              By:       *
                                  ---------------------------------------------
                                  J. Edmund Colloton
                                  Attorney-in-Fact

                              ROBI L. SONI

                              By:       *
                                  ---------------------------------------------
                                  J. Edmund Colloton
                                  Attorney-in-Fact

                              DAVID J. COWAN

                              By:       *
                                  ---------------------------------------------
                                  J. Edmund Colloton
                                  Attorney-in-Fact

                              ROBERT H. BUESCHER

                              By:       *
                                  ---------------------------------------------
                                  J. Edmund Colloton
                                  Attorney-in-Fact